Exhibit 16.1

November 15, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Zila, Inc.’s Form 8-K dated November 12, 2004, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph and the second, third, fourth and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and the fifth paragraph.

Yours truly,

Deloitte & Touche LLP